Exhibit 1*

Japan Bank for International Cooperation

This description of Japan Bank for International Cooperation is dated August 3, 2026 and appears as Exhibit 1 to its Annual Report on Form 18-K filed with the U.S. Securities and Exchange Commission.

*

JBIC’s financial information as of and for the fiscal years ended March 31, 2025 and 2026 in Exhibit 1 has been derived from its financial statements prepared in accordance with accounting principles generally accepted in Japan (“Japanese GAAP”).

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF JAPAN BANK FOR INTERNATIONAL COOPERATION.

FURTHER INFORMATION

This document appears as an Exhibit to the Annual Report of Japan Bank for International Cooperation (“JBIC”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on Form 18-K. Additional information with respect to JBIC is available in such Annual Report, in the other exhibits to such Annual Report and in amendments thereto. Such Annual Report, exhibits and other amendments may be inspected and copied at the public reference room maintained by the Commission at: 100F Street, N.E., Washington, D.C. 20549. Information regarding the operations of the public reference room can be obtained by calling the Commission at 1-800-SEC-0330 or, without charge, from JBIC by telephoning 813-5218-3304. Such Annual Report, exhibits and other amendments are also available through the Commission’s Internet website at http://www.sec.gov.

In this document, all amounts are expressed in Japanese Yen (“¥” or “yen”), except as otherwise specified. The spot buying rate quoted on the Tokyo Foreign Exchange Market on July 30, 2026 as reported by the Bank of Japan at 5:00 p.m., Tokyo time, was ¥163.7 = $1.00, and the noon buying rate on July 24, 2026 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was ¥163.7 = $1.00.

Unless otherwise specified, references in this document to “$” are to U.S. dollars.

References in this document to fiscal years are to the 12-month periods commencing on April 1 of the year indicated.

References in this document to “JBIC” are to “Japan Bank for International Cooperation.”

References in this document to the “JBIC Group” are to JBIC and its subsidiaries. As of March 31, 2026, JBIC had eleven subsidiaries, JBIC IG Partners, Russia-Japan Investment Fund, L.P., JB Nordic Fund I SCSp, NordicNinja Fund II SCSp and seven other companies.

References in this document to “JBIC Operations” are to “Japan Bank for International Cooperation Operations.” References in this document to “JBIC Operations” (i) prior to April 1, 2012 are to the JBIC Operations as conducted by the Predecessor, (ii) on or after April 1, 2012 until March 31, 2017 are to the JBIC Operations as conducted by JBIC and (iii) on or after April 1, 2017 are to the JBIC Operations as conducted by the JBIC Group.

References in this document to the “Predecessor” are to “Japan Finance Corporation.”

Figures in tables included in this document may not add up to totals due to rounding.

Except where otherwise specified, financial information as of and for the fiscal years ended March 31, 2025 and 2026 is presented on a consolidated basis.

JBIC’s financial information as of and for the fiscal years ended March 31, 2025 and 2026 in this document has been derived from its financial statements, submitted as Exhibit 2 hereto, prepared in accordance with accounting principles generally accepted in Japan (“Japanese GAAP”). Japanese GAAP differs from generally accepted accounting principles in other countries, such as the IFRS Accounting Standards as issued by the International Accounting Standards Board (the “IASB”), which we applied in preparing Exhibit 7, or generally accepted accounting principles in the United States.

JAPAN BANK FOR INTERNATIONAL COOPERATION

Pursuant to the Japan Bank for International Cooperation Act (Act No. 39 of 2011), as amended (the “JBIC Act”), which was passed into law on April 28, 2011, on April 1, 2012 and subsequently amended on May 30, 2014 by Law No. 44 of 2014 and June 27, 2014 by Law No. 91 of 2014, the Predecessor spun off two of its operations: (i) the JBIC Operations and (ii) the Financial Operations for Facilitating Realignment of United States Forces in Japan (the “Financial Operations for Facilitating Realignment of United States Forces in Japan”). Effective the same date, the JBIC Operations and the Financial Operations for Facilitating Realignment of United States Forces in Japan were transferred out of the Predecessor to establish Japan Bank for International Cooperation (“JBIC”), a joint-stock corporation wholly owned by the Japanese government.

Pursuant to the JBIC Act, on April 1, 2012, all of the assets and liabilities relating to the JBIC Operations and the Financial Operations for Facilitating Realignment of United States Forces in Japan were assumed by JBIC. Upon the same date, with respect to bonds issued by the former Japan Bank for International Cooperation prior to the establishment of the Predecessor on October 1, 2008 and subsequently succeeded to by the Predecessor, JBIC and the Japan International Cooperation Agency, jointly and severally, assumed the obligations under such bonds. With respect to bonds issued by the Predecessor prior to the establishment of JBIC on April 1, 2012, the post-spin off the Predecessor and JBIC, jointly and severally, assumed the obligations under such bonds. The guarantee of the bonds by the Japanese government remains in effect under the same conditions and such bonds continue to rank senior in terms of payment to unsecured general obligations not represented by debt securities.

The Financial Operations for Facilitating Realignment of United States Forces in Japan were discontinued at the end of September 2012 based on the joint statement by the Japan-US Security Consultative Committee dated April 27, 2012. In accordance with Article 23 of the Special Measures Act, on November 30, 2012, the residual assets were paid to the national treasury, and the Financial Account Related to the Financial Operations for Facilitating Realignment of United States Forces in Japan was abolished.

As part of the Japanese government’s “Partnership for Quality Infrastructure” initiative in May 2015, the Act for Partial Amendment of the Japan Bank for International Cooperation Act (the “Act for Partial Amendment of the JBIC Act”) was enacted on May 11, 2016 to further support the overseas business expansion of Japanese companies by strengthening JBIC’s functions. Consequently, in October 2016, a new account for financing overseas infrastructure projects (“Special Operations”) was established separately from the account for JBIC’s existing operations (“Ordinary Operations”). In June 2017, together with Industrial Growth Platform, Inc., JBIC established its subsidiary, JBIC IG Partners, with the goal of providing support for foreign-directed investment funds. The Act for Partial Amendment of the JBIC Act was enacted on April 14, 2023. The amendment is intended to enhance supply chain resilience to contribute toward maintaining and improving the international competitiveness of Japanese industries, assist Japanese companies, including startups, in further taking risks, and support the recovery of Ukraine, by enhancing the function of JBIC. Furthermore, in light of the rapid changes in the international situation and other factors, the Act for Partial Amendment of the Act on the Promotion of Ensuring National Security Through Integrated Implementation of Economic Measures and the Japan Bank for International Cooperation Act was enacted in June 2026 to expand JBIC’s functions with a view to enabling the Japanese government to strengthen its support for overseas business critical to economic security.

JBIC Operations

Ordinary Operations

Pursuant to the JBIC Act, JBIC conducts the JBIC Operations to fulfill the following four missions in order to contribute to the sound development of Japan and the international economy and society: (a) promoting the overseas development and securement of resources which are important for Japan, (b) maintaining and improving the international competitiveness of Japanese industries, (c) promoting the overseas businesses having the purpose of preserving the global environment, such as preventing global warming, and (d) preventing disruptions to international financial order or taking appropriate measures with respect to damages caused by such disruption.

In order to execute the above missions, JBIC conducts the following seven principal operations by way of financing instruments such as loans, guarantees, acquisition and securitization of public/corporate bonds, assignment and securitization of loan assets and equity participations.

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Export Loans. For the purpose of promoting exports of Japanese plants and for the purpose of securing equally competitive conditions in terms of financing when Japanese exporters compete with other developed countries, export finance provides loans and guarantees of funds to importers and financial institutions to support exports of plants and technologies by Japanese companies mostly to developing countries. In particular, products such as power generation facilities, communication equipment, and marine vessels.

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Import Loans. For the purpose of securing a stable supply of resources for Japan, import finance provides loans and guarantees of funds to support imports of oil, LNG, iron ore, other rare minerals and other strategically important materials to Japan. Apart from natural resources, the guarantee facility supports imports of goods and services for which there are crucial domestic needs for the sound development of the Japanese economy, such as aircrafts.

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Overseas Investment Loans. For the purpose of promoting Japan’s overseas business activities, overseas investment finance provides loans and guarantees of long-term business funds to support foreign direct investments undertaken by Japanese companies, overseas Japanese affiliates and foreign governments or financial institutions that have equity participations in or provide loans to such overseas affiliates. The eligible purposes include local manufacturing, resource development and other business ventures.

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Untied Loans. Untied loans provide loans and guarantees of funds to support improvements in the overseas business environment or to stabilize their currencies to facilitate Japanese trade, investments and other overseas business activities by foreign governments and foreign government agencies. Untied loans also support projects that have a strong impact on preserving the environment.

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Bridge Loans. Bridge loans provide short-term financing for developing country governments facing balance-of-payments difficulties or other emergencies until international agencies can provide economic support funds.

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Equity Participations. Equity participations are equity investments in Japanese joint ventures conducting business overseas or overseas companies in which Japanese companies have invested for the purposes of a business tie-up, and equity investments in funds in which Japanese companies or international institutions participate.

•	Research and Studies. JBIC conducts research and studies to support its operations.

Special Operations

The JBIC Act (Act No. 39 of 2011), which regulates JBIC’s financial operations, was amended as of May 18, 2016 with the object, inter alia, of enhancing JBIC’s capacity to finance overseas infrastructure projects through the newly established “Special Operations.” The amendment came into force starting October 1, 2016 together with relevant implementing decrees. JBIC is thereafter required to maintain separate accounts for the Ordinary Operations and the Special Operations to ensure transparency of both operations. From October 1, 2023, which the Act for Partial Amendment of Japan Bank for International Cooperation Act became effective in its entirety, development of energy and natural resources, commercialization of new technology and business models, and equity investments in startups are included in Special Operations. In line with the Japanese government’s initiative to promote development of quality infrastructure, the JBIC Group intends to leverage every tool at its disposal, including the Special Operations, to further mobilize the requisite funds to support private sector investment in infrastructure projects worldwide and to promote further risk-taking by Japanese companies.

The Special Operations enable JBIC to finance overseas projects with risks that JBIC is unable to assume under the Ordinary Operations. Under the Special Operations, JBIC considers projects that involve risks new to JBIC, to the extent that JBIC is in a good position to control or mitigate such risk throughout the tenor of the financing by way of close dialogue with the stakeholders such as the host-country government. As part of the due diligence for providing financing under the Special Operations, JBIC takes into account the credit policy of other financial institutions for comparable cases. JBIC also requires appropriate risk sharing among the parties involved and endeavors to mobilize adequate private funding to the relevant project.

Examples of projects under the Special Operations include finance for governments, government agencies or local governments with a risk profile that does not fall into the scope of the Ordinary Operations and finance for public-private partnerships with the principal cash-flow entailing the risk of fluctuations in demand.

Both the account for Ordinary Operations and the account for Special Operations are required to conduct sound and efficient operations based on the principle that expenditures should not exceed revenues (“sufficient revenues to cover expenditures”) according to the JBIC Act. The account for Ordinary Operations is additionally subject to the principle that repayment from the loans and the performance of the obligations under the guarantees should be ascertained (“certainty of repayment”).

Average Yield in the JBIC Operations

With respect to the account for Ordinary Operations, the average yield of loans made by JBIC was 4.87% as of March 31, 2026. With respect to the account for Special Operations, the average yield of loans made by JBIC was 5.49% as of March 31, 2026. The spread of each loan made by JBIC depends on the purpose of the loan, maturity date and the borrower.

As a general matter, JBIC currently makes loans at fixed or floating interest rates, based on the request of the borrower, regardless of the term of the loan.

Allowance for Loan Losses of the JBIC Operations

The JBIC Group provides an allowance for possible loan losses, pursuant to the relevant cabinet order and related regulations.

Allowance for loan losses is recognized in accordance with internally established standards.

The allowance for claims on debtors who are legally bankrupt (“bankrupt borrowers”) or substantially bankrupt (“substantially bankrupt borrowers”) is provided based on the outstanding balance after the write-offs described as below and the deductions of the amount expected to be collected through the disposal of collateral and the execution of guarantees. The allowance for claims on debtors who are not legally bankrupt but are likely to become bankrupt (“potentially bankrupt borrowers”) is provided based on an assessment of the overall solvency of the debtors after deducting the amount expected to be collected through the disposal of collateral and the execution of guarantees.

Of potentially bankrupt borrowers with restructured loans and others, (excluding foreign governments and other governmental entities) whose loans exceed a threshold amount, if it is possible to reasonably estimate cash flows from the collection of principal and the receipt of interest, the allowance for claims on such debtors is provided based on an approach whereby the difference between the amount of cash flows discounted by the original contractual interest rates and the carrying amount of the claims is determined to be the allowance for loan losses (the “cash flow estimation approach”).

The allowance for claims on debtors other than bankrupt borrowers, substantially bankrupt borrowers and potentially bankrupt borrowers is provided primarily in consideration of the expected loss amount over the average remaining periods of loans, and the expected loss amount is calculated primarily based on the probability of default which is based on the actual bankruptcies during a certain period in the past. The allowance for possible losses on specific overseas loans is provided based on the expected loss amount taking into consideration the political and economic situations of these countries.

All claims are assessed initially by the operational departments and subsequently by risk evaluation departments based on internal rules for self-assessment of asset quality. The risk evaluation departments, which are independent from the operational departments, review these self-assessments, and the allowance is provided based on the results of the assessments.

With respect to claims with collateral or guarantees on debtors who are legally or substantially bankrupt, the residual book value of the claims, after deducting, the amount which is deemed collectible through the disposal of collateral or the execution of guarantees is written off. The amount written off during the year ended March 31, 2026 was ¥74,593 million.

Although trade disputes affecting the global economy and uncertainties surrounding overseas markets persist in 2026, the global economic growth rate is expected to continue its moderate recovery. Currently, the allowance for loan losses is provided based on the assumption that the level of the credit risk of outstanding loans and other investments will be the same as the historical level for the near future, and is calculated based on the items including the probability of default that is based on the actual number of bankruptcies during a certain period in the past.

As the future outlook is uncertain, the ongoing Russian invasion of Ukraine, the situation in the Middle East or the related impact on the international situation, as well as the related economic impact, may differ significantly from the assumption above. In such a case, the allowance for loan losses may change going forward.

With regard to the ongoing Russian invasion of Ukraine, the governments of various countries, including the Government of Japan, have taken various measures such as economic sanctions against Russia. In addition, following the military strikes on Iran by the United States and Israel in February 2026, the situation in the Middle East has become unstable, with disruptions to transit through the Strait of Hormuz, and global supply chains for crude oil, petroleum products and other commodities have been affected. JBIC is closely monitoring the trends in sanctions imposed by governments and other entities with respect to Russia and the Middle East, including by reflecting the impact of the situation in Ukraine and the Middle East on JBIC’s loan loss reserves, by examining the impact of sanctions measures on the business and performance of borrowers in determining borrower classification, and assessing the impact on credit risk on a case-by-case basis.

Recent Developments

Amendment of the JBIC Act

In light of the rapid changes in the international situation and other factors, the Act for Partial Amendment of the Act on the Promotion of Ensuring National Security Through Integrated Implementation of Economic Measures and the Japan Bank for International Cooperation Act was enacted in June 2026 to expand JBIC’s functions with a view to enabling the Japanese government to strengthen its support for overseas business critical to economic security.

Updates to Approach to Sustainability

•	Governance and Management Systems

JBIC has implemented initiatives to promote sustainability, including efforts for climate change, through the Sustainability Advisory Committee, the Sustainability Committee, and the Sustainability Management Department, established in June 2022, as a part of JBIC’s efforts toward strengthening its sustainability governance and management systems as set out in JBIC’s ESG Policy.

Under its sustainability governance and management systems, JBIC will contribute actively to the realization of global sustainability, including sustainable development of the global economy and society, and the resolution of global challenges. To that end, JBIC will provide proactive support for initiatives by Japanese corporations to promote the Sustainable Development Goals (the “SDGs”) and realize the decarbonization of the global economy and society, and ensure the appropriate disclosure and announcement of the outcomes of such initiatives to stakeholders.

The following graphic shows the organization of JBIC’s sustainability governance and management systems.

Supervisory and Evaluation Function

Board of Directors

Passes resolutions on basic matters and changes thereof related to policies for advancing initiatives toward the realization of sustainability, including its ESG policy.

Members : all directors

Major matters deliberated on, decided, and reported : Reporting on policies to address TCFD disclosures, decisions on matters for consultation with the Sustainability Advisory Committee, and reporting on the holding of the committee

Inquiry and advice

Sustainability Advisory Committee

Provides advice on the matters inquired by the Board of Directors related to policies for advancing initiatives toward the realization of sustainability.

Members : Prof. TAKAMURA Yukari (Professor, Institute for Future Initiatives, University of Tokyo) / Prof. Rachel Kyte (Dean Emerita, the Fletcher School, Tufts University; Professor, Blavatnik School of Government, University of Oxford; UK Special Representative for Climate) / Prof. Tim Benton (Distinguished Fellow, Environment and Society Centre, Chatham House) (As of the end of March 2026)

Major advice given up : A holistic approach to sustainable finance to accommodate inter-relationships among various sustainability issues (e.g. climate change, natural capital, food, human rights) / A strategy to take into account the influences that international affairs and geopolitics have on measures toward various sustainability issues / how to respond to future global sustainability-related investment demand.

Deliberation or reporting

Execution Function

Executive Committee

Deliberates and makes decisions on matters of managerial importance that relate to policies for advancing initiatives toward the realization of sustainability based on the authorization by the Board of Directors.

Members : Governor, Deputy Governor, and directors (except for chairman and outside directors) as well as all the senior executive managing officers

Major matters deliberated on, decided, and reported : Decision on policies to address TCFD disclosures and reporting of the result of climate change scenario analysis

Sustainability Committees (Deliberation body)

Deliberates on policies to promote initiatives for realizing sustainability and other important matters based on the authorization by the Executive Committee.

Chairperson : Managing Executive Officer, Global Head of Corporate Planning Group

Major matters deliberated on and reported : Deliberation on policies to address TCFD disclosures as well as policies related to calculating GHG emissions and reporting on trends in Japan and abroad surrounding sustainability, initiatives related to human rights, and information disclosure as well as trends in Japan and abroad related to natural capital

Corporate Risk Management and ALM Committee* (Decision-making body)

Deliberates and makes decisions on important matters pertaining to corporate risks (including climate risks) and asset-liability management (ALM) based on the authorization by the Executive Committee.

Chairperson : Managing Executive Officer, Global Head of Credit, Assessment and Risk Management Group

Major matters deliberated on, decided, and reported : Decisions on policies for climate change scenario analysis and reporting on monitoring of top risks related to climate change

Deliberation or reporting

*	the former “Corporate Risk Committee” and “ALM Committee” were consolidated into the “Corporate Risk Management and ALM Committee.”

•	Strategies

In June 2024, JBIC established the Fifth Medium-Term Business Plan (FY2024–2026), which identified “Realize a Sustainable Future” as one of the key focus areas. Under this key focus area, JBIC has identified the following three action plans: (1) contribute toward realizing both carbon neutrality and economic growth, (2) contribute toward solving social issues in collaboration with host countries, and (3) implement responsible sustainability management. JBIC will cooperate with various stakeholders to contribute to the realization of a sustainable future by achieving carbon neutrality, a global common challenge, and solving social issues of host countries.

•	Risk Management

JBIC recognizes the importance of managing risks related to climate change (collectively, “climate-related risks”), and it decided on its climate risk management policy in 2023. Based on this policy, JBIC has prepared a framework to identify, assess, and manage climate-related risks. JBIC recognizes climate-related risks as forward-looking risks that may materialize in different patterns and magnitudes, subject to future environmental and social circumstances, and which therefore need to be addressed through long-term, comprehensive perspectives, and as risks that may materialize over a variety of time horizons, both short and long term, and through a wide range of channels and touchpoints. JBIC has designated climate-related risks as one of its Top Risks (risk events that will significantly impact JBIC when they become apparent and require particular attention) in its enterprise risk management framework, and it comprehensively manages these risks by monitoring the social and regulatory trends related to climate issues and changes in situations regarding fossil fuel projects.

JBIC also conducted a qualitative assessment of the significance of climate-related risk events, taking into account the characteristics of JBIC’s business activities and portfolios. This assessment shows that JBIC’s credit risks (e.g., increases in credit-related costs due to a deterioration in a borrower’s business performance) are of high significance, so JBIC has been prioritizing the development of climate-related risk assessments and management frameworks. One of the climate-related credit-risk assessment measures that JBIC implements is scenario analysis regarding the transition and physical risks of borrowers. As the Task Force on Climate-related Financial Disclosures’ (“TCFD”) supplemental guidance for the financial sector recommends the disclosure of significant concentrations of credit exposure to carbon-related assets for certain sectors, JBIC has designated the four sectors of electricity, energy, transportation, and iron and steel as High-Priority Sectors, where climate-related risks are captured intensively in light of the relatively large credit amounts. Through scenario analysis, JBIC understands the crucial factors for business transformations in each sector that enable transitions to a decarbonized society.

JBIC provides support through individual project monitoring and dialogue with clients, and JBIC works to measure and reduce GHG emissions in its portfolio.

•	Metrics and Targets

In order to promote initiatives to achieve both decarbonization and sustainable economic growth, JBIC has set forth “Realize a Sustainable Future” as one of the key focus areas in its Fifth Medium-Term Business Plan, and it has set the number of committed or structured projects that contribute toward realizing both carbon neutrality and economic growth as its metric. For this metric, JBIC has defined quantitative targets for each fiscal year and has been monitoring the status of achievement at the Executive Committee. The status of climate change-related finance projects is regularly reported to the board of directors, and the progress of strategies, such as the Medium-Term Business Plan, is overseen.

Establishment and Launch of the Japan Strategic Investment Facility

In October 2025, JBIC established the Japan Strategic Investment Facility in order to support projects aimed at building resilient supply-chains and other initiatives that will yield economic and national security benefits for Japan.

Under this facility, JBIC established and launched the “Partnership on Wide Energy and Resources Resilience Asia: Finance for Agile and Secure Trade” Window (“POWERR Asia FAST Window”) in May 2026. The POWERR Asia FAST Window is designed to support projects that contribute to strengthening the resilience of supply chains for energy and critical materials, taking into account the current situation in the Middle East. For projects eligible under the facility that are not covered by the POWERR Asia FAST Window, JBIC continues to support them through the “Japan Strategic Investment Window,” which was established at the same time as the POWERR Asia Window.

Bond Issuances

On July 3, 2025, JBIC issued $1.0 billion of 3.875% government guaranteed bonds due July 3, 2028. On January 23, 2026, JBIC issued $500 million of 3.875% government guaranteed bonds due January 23, 2031 and $1.0 billion of 4.375% government guaranteed bonds due January 23, 2036. On April 22, 2026, JBIC issued €2.5 billion of 3.125% government guaranteed bonds due April 22, 2031. On July 2, 2026, JBIC issued $1.5 billion of 4.625% government guaranteed bonds due July 2, 2036. The bonds have been admitted to the official list of the Luxembourg Stock Exchange and are traded on the Luxembourg Stock Exchange’s Euro MTF Market.

Common Stock Issuance

On March 26, 2026, JBIC issued new shares of its common stock to the Japanese government for an aggregate issue price of ¥370.0 billion. The proceeds from the issuance will be used for strengthening JBIC’s financial foundation in order to support Japanese companies’ overseas business expansion as well as initiatives under the Japan-U.S. Strategic Investment Initiative.

Medium-term Business Plan

On June 27, 2024, JBIC announced its fifth medium-term business plan, titled the “JBIC Fifth Medium-term Business Plan (FY2024 – FY2026)”, which runs through the fiscal year ending March 31, 2027.

The current international situation is becoming even more uncertain as the world faces historical and structural changes and challenges, including Russia’s invasion of Ukraine, changes in relationship between developed countries and Global South countries, destabilization of the global financial environment due to inflation and increasing debt costs, and rebuilding of supply chains to ensure economic security in such areas as energy and foods. On the other hand, climate change remains an urgent issue for the international society, and it is crucial to make a breakthrough with innovative technology to achieve both decarbonization and sustainable economic growth.

JBIC has developed the Fifth Medium-term Business Plan (FY2024 – FY2026) toward solving these issues. The plan sets one of the key focus areas as the realization of a sustainable future through achieving carbon neutrality, a global common challenge, and solving social issues of host countries in cooperation with various stakeholders. In addition, through the amendment to the JBIC Act in April 2023 to bolster its functions, JBIC will encourage creative innovation of Japanese industry by proactively supporting the efforts to ensure energy security, strengthen resilient supply chains, and develop innovative technologies and new businesses, including startups. Furthermore, JBIC will offer its own unique solutions by promoting multilateral cooperation and performing its risk-assuming functions, such as the Special Operations, thereby contributing toward the development and implementation of Japan’s foreign economic policies.

On April 1, 2026, JBIC announced partial changes to its fifth medium-term business plan. The partial changes were made to reflect the Memorandum of Understanding on Strategic Investment regarding the Strategic Investment Initiative signed on September 4, 2025, between the Government of Japan and the Government of the United States.

A new key focus area entitled “Implementing measures for the Japan-U.S. Strategic Investment Initiative” and action plan entitled “Leveraging JBIC’s capabilities and expertise to implement measures under the Japan-U.S. Strategic Investment Initiative, while working closely with the Japanese government” were added to the JBIC Fifth Medium-term Business Plan (FY2024 – FY2026).

•	Key Focus Area 1: Realize a sustainable future

•	Action Plan (1): Contribute toward realizing both carbon neutrality and economic growth

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Support efforts for global green transformation (GX) and energy transition via diverse paths to carbon neutrality in host countries, by financing to projects in such areas as renewable energy and energy efficient projects, hydrogen and ammonia, carbon-recycling fuel, rechargeable batteries, resources recycling (circular economy), next-generation mobility, energy-saving building, energy transition and, CCS (Carbon dioxide Capture and Storage)/CCUS (Carbon dioxide Capture, Utilization and Storage).

•	Action Plan (2): Contribute toward solving social issues in collaboration with host countries

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Support projects that will contribute toward solving the host country’s social issues toward sustainable growth, including development of medical environment (hospitals, medical devices, and medical networks), development of resilient basic infrastructures (water supply and sewerage, transportation, disaster prevention, rural electrification and distributed power supply, and telecommunication), improvement of hygienic environment (waste treatment and recycling), preservation and restoration of natural resources (including management of marine plastic waste), and securement of food security (food value chain).

•	Action Plan (3): Implement responsible sustainability management

•	Promote pioneering initiatives related to sustainability with a focus on climate change issues.

•	Research, analyze, and report the advanced trends of wide range of sustainability issues (e.g., natural capital, human rights, and gender).

•	Upgrade efforts including disclosure and transmission of information related to climate change risk management (transition risk and physical risk) and sustainability.

•	Key Focus Area 2: Strengthen resilience of Japanese industry and support creative innovation

•	Action Plan (4): Support securement of Japan’s energy security, strategic enhancement of the resilience of supply chains that contribute to national interest, and development of frontier industries

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Support strengthening of Japanese industry through providing assistance to projects that contribute to energy security in Japan, projects that enhance the resilience of global supply chains of Japanese industry, such as those for overseas capital investments and exports, and projects related to securing interests of or importing mineral resources, including base metals and critical minerals.

•	Action Plan (5): Support development of innovative technologies and businesses

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Support creative innovation of Japanese industry through financing to startups (including effort to add value through engagements), projects in which Japanese companies invest for commercialization, and practical application of innovation, projects that focus on innovation-related risks such as technological risks and commercialization risks, mergers and acquisitions by Japanese companies with an eye on securing advanced technology and business, and projects invested in by a fund structured by JBIC IG.

•	Action Plan (6): Support overseas expansion of globally active mid-tier enterprises (MTEs) and small- and medium-sized enterprises (SMEs)

•	Support MTEs and SMEs that are active in global business through collaboration with private financial institutions such as regional banks, and by information dissemination.

•	Key Focus Area 3: Provide JBIC’s own unique solutions by strategically functioning as an international financial institution

•	Action Plan (7): Support projects which contribute toward developing and realizing Japan’s foreign economic policies

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Support initiatives that contribute toward developing and realizing Japan’s foreign economic policies which change with times, including promoting multilateral cooperation such as Japan-United States-Australia partnership and Quadrilateral Security Dialogue (QUAD), supporting Ukraine and its neighboring countries, strengthening collaboration with Global South countries, and promoting the Asia Zero Emission Community (AZEC).

•	Action Plan (8): Provide own unique solutions through strategic information analysis

•	Strengthen external communication and sophisticate JBIC’s operations and strategies through information-gathering and analysis functions.

•	Key Focus Area 4: Reinforce and reform organizational base toward value creation

•	Action Plan (9): Exercise human capital management

•	Develop and introduce new HR strategy focusing on organizational challenges.

•	Establish a human capital management system in which directors and staff members can maximize their abilities.

•	Action Plan (10): Streamline operations through DX (digital transformation) and develop business promotion infrastructure

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Streamline operations and develop an infrastructure for operational promotion by further strengthening IT infrastructure, constantly reviewing operations, finding the best balance between the continuous review of operations and the utilization of cutting-edge technologies (including generative AI), through the agile utilization of such technologies.

•	Action Plan (11): Build a highly engaged organization, reinforce and stabilize organizational base, and achieve efficient management

•	Build an organization with high staff engagement through concrete organizational reforms directed by the management.

•	Enhancement and stable, efficient operation of the organization’s core businesses that underpin value creation.

•	Key Focus Area 5: Implementing measures for the Japan-U.S. Strategic Investment Initiative

•	Action Plan (12): Leveraging JBIC’s capabilities and expertise to implement measures under the Japan-U.S. Strategic Investment Initiative, while working closely with the Japanese government

Addition of Consolidated Subsidiaries

JBIC has included JB Nordic Fund I SCSp and NordicNinja Fund II SCSp and other four companies in the scope of consolidation from the fiscal year ended March 31, 2025 due to a change in their status from affiliates.

OPERATING RESULTS FOR THE FISCAL YEARS ENDED MARCH 31, 2025 AND 2026

JBIC’s financial information as of and for the fiscal years ended March 31, 2025 and 2026 in this Exhibit 1 has been derived from its financial statements prepared in accordance with Japanese GAAP.

Overall Operations

Set forth below are the operating results of the JBIC Group for the fiscal year ended March 31, 2026:

Year ended March 31,
2026
(In millions of yen)
Ordinary income	¥882,794
Ordinary profit	136,413
Net income attributable to owner of parent	136,977
Total assets	20,445,967
Loans and bills discounted	15,656,959
Customers’ liabilities for acceptances and guarantees	1,449,642

During the fiscal year ended March 31, 2026, the JBIC Group’s operations consisted solely of Ordinary Operations and Special Operations. As Ordinary Operations represent the JBIC Group’s primary business, the JBIC Group’s operating results were substantially determined by the operating results of its Ordinary Operations, as further described in “Each Operation”.

Ordinary income for the fiscal year ended March 31, 2026 totaled ¥882,794 million, of which interest income amounted to ¥779,557 million.

Ordinary expenses for the fiscal year ended March 31, 2026 totaled ¥746,381 million. Interest expense, which amounted to ¥654,796 million and reflected interest expense for its borrowings and outstanding debt securities, accounted for the majority of these expenses.

For the fiscal year ended March 31, 2026, the JBIC Group recorded ordinary profit of ¥136,413 million and net income attributable to owner of parent of ¥136,977 million, and JBIC’s commitments, including guarantee, were ¥2,752 billion.

Set forth below are the operating results of the JBIC Group for the fiscal year ended March 31, 2025:

Year ended March 31,
2025
(In millions of yen)
Ordinary income	¥1,028,875
Ordinary profit	82,683
Net income attributable to owner of parent	86,306
Total assets	20,464,753
Loans and bills discounted	15,414,487
Customers’ liabilities for acceptances and guarantees	1,325,383

During the fiscal year ended March 31, 2025, the JBIC Group’s operations consisted solely of Ordinary Operations and Special Operations. As Ordinary Operations represent the JBIC Group’s primary business, the JBIC Group’s operating results were substantially determined by the operating results of its Ordinary Operations, as further described in “Each Operation”.

Ordinary income for the fiscal year ended March 31, 2025 totaled ¥1,028,875 million, of which interest income amounted to ¥984,272 million.

Ordinary expenses for the fiscal year ended March 31, 2025 totaled ¥946,191 million. Interest expense, which amounted to ¥867,154 million and reflected interest expense for its borrowings and outstanding debt securities, accounted for the majority of these expenses.

For the fiscal year ended March 31, 2025, the JBIC Group recorded ordinary profit of ¥82,683 million and net income attributable to owner of parent of ¥86,306 million, and JBIC’s commitments, including guarantee, were ¥1,506 billion.

Each Operation

Set forth below are the operating results of each operation of the JBIC Group for the fiscal year ended March 31, 2026:

	Year ended March 31, 2026
	Ordinary Operations	Special Operations	Eliminations	Total
	(In millions of yen)
Ordinary income	¥881,336	¥1,555	¥(96)	¥882,794
Ordinary profit (loss)	136,116	297	—	136,413
Net income (loss) attributable to owner of parent	136,680	297	—	136,977
Total assets	20,116,593	329,418	(44)	20,445,967
Loans and bills discounted	15,652,156	4,802	—	15,656,959
Customers’ liabilities for acceptances and guarantees(a)	1,449,642	—	—	1,449,642

(a)	This is the amount of guarantee liabilities recorded in the JBIC Group’s balance sheet.

Ordinary income from Ordinary Operations for the fiscal year ended March 31, 2026 totaled ¥881,336 million, of which ¥778,066 million consisted of interest income. Ordinary expenses of Ordinary Operations for the fiscal year ended March 31, 2026 totaled ¥745,220 million, of which ¥654,459 million consisted of interest expense. As a result, for the fiscal year ended March 31, 2026, the Ordinary Operations recorded ordinary profit of ¥136,116 million and net income attributable to owner of parent of ¥136,680 million.

In Ordinary Operations, as part of its initiatives to contribute to the integrated achievement of carbon neutrality and economic development under the concept of “Realize a Sustainable Future,” JBIC provided loans for solar power generation and storage projects in Uzbekistan, a low-carbon ammonia production and sales project in the United States, and a low-carbon aluminum production project in Brazil. In addition, as part of its initiatives to address social issues in cooperation with host countries, JBIC provided loans for a biofuel production and power generation project in India, as well as projects to strengthen the supply chain of the automotive industry and develop the development of infrastructure such as EV charging stations in India.

As part of its initiatives under the concept of “Strengthen Resilience of Japanese Industry and Support Creative Innovation” to secure Japan’s energy security, strengthen value chains and supply chains that serve Japan’s national interests, and support advanced industrial infrastructure, JBIC provided loans for a lithium carbonate production project in Argentina, an acquisition of a company engaged in the steelmaking business in the United States, and an organic solvent manufacturing and sales project for lithium-ion batteries in the United States. As part of its initiatives to support the development of innovative technologies and businesses, JBIC provided a loan for a nuclear fusion demonstration project in Canada and made an equity investment in a fund that invests in early-stage start-up companies in the deep-tech sector in the United States and other countries. In addition, in supporting the overseas business expansion of globally active mid-tier enterprises and small and medium-sized enterprises, JBIC actively provided support in countries including those in the Global South, utilizing local currency-denominated loans and cooperating with regional financial institutions.

As part of its initiatives under the concept of “Provide JBIC’s Own Unique Solutions by Strategically Functioning as an International Financial Institution” to support projects that contribute to the formulation and implementation of Japan’s external economic policy, JBIC provided loans for a project involving the manufacture and sale of 3D-printed prosthetic limbs in Ukraine, a project involving the manufacturing and sale of pig farming systems and equipment in Ukraine, and an FSRU chartering project in Poland. JBIC also acquired a portion of Samurai bonds issued in Japan by a Polish government-owned financial institution.

Ordinary income from Special Operations for the fiscal year ended March 31, 2026 totaled ¥1,555 million, of which ¥1,490 million consisted of interest income. Ordinary expenses of Special Operations for the fiscal year ended March 31, 2026 totaled ¥1,257 million, of which ¥337 million consisted of interest expense. As a result, for the fiscal year ended March 31, 2026, the Special Operations recorded ordinary profit of ¥297 million and net profit attributable to owner of parent of ¥297 million.

Under the Special Operations, JBIC made a number of equity investments in startup companies engaged in industrial transformation and sustainability transformation, in accordance with its Startup Investment Strategy.

For prior year data for Ordinary Operations and Special Operations, see the overall operating results for the fiscal year ended March 31, 2025, provided under “Overall Operations.”

BUSINESS

Missions

Pursuant to the JBIC Act, JBIC conducts the JBIC Operations to fulfill the following four missions in order to contribute to the sound development of Japan and the international economy and society: (a) promoting the overseas development and securement of resources which are important for Japan, (b) maintaining and improving the international competitiveness of Japanese industries, (c) promoting the overseas businesses having the purpose of preserving the global environment, such as preventing global warming, and (d) preventing disruptions to international financial order or taking appropriate measures with respect to damages caused by such disruption.

Government Control and Supervision

Under the JBIC Act, JBIC’s shares are wholly owned by the Japanese government, and JBIC is under the Japanese government’s control. JBIC’s operations, including appointment of directors, business plans and issuance of new debt securities, are supervised by the Minister of Finance. JBIC’s budgets are subject to approval of the Japanese Diet, and the annual financial statements of JBIC are required to be submitted to the Diet.

Overview of JBIC’s Operations

The Act for Partial Amendment of the JBIC Act was approved and enacted at the 190th ordinary session of the Diet on May 11, 2016. Consequently, a new “Special Operations” account was established in October 2016 from which JBIC can provide enhanced financing support for overseas infrastructure projects and activities for this account are accounted for separately from those of the Ordinary Operations account.

Both the account for Ordinary Operations and the account for Special Operations are required to conduct sound and efficient operations based on the principle that expenditures should not exceed revenues (“sufficient revenues to cover expenditures”) according to the JBIC Act. The account for Ordinary Operations is additionally subject to the principle that repayment from the loans and the performance of the obligations under the guarantees should be ascertained (“certainty of repayment”).

JBIC Operations

Outstanding Credit in the JBIC Operations

Due to the relative importance of JBIC’s credit commitments to the JBIC Group, as compared with those of its consolidated subsidiaries, the following is presented on a non-consolidated basis.

JBIC’s total credit commitments for the year ended March 31, 2026 amounted to ¥2,526 billion, and the outstanding balance as of March 31, 2026 was ¥16,121 billion, each on a non-consolidated basis.

For the fiscal year ended March 31, 2026, JBIC’s total additional disbursed amounts under loans and guarantees on a non-consolidated basis amounted to ¥2,377 billion and collections of loans and guarantees on a non-consolidated basis amounted to ¥2,927 billion. As of March 31, 2026, JBIC’s outstanding balance of guarantees on a non-consolidated basis was ¥1,453 billion.

The following table sets forth, as of the dates indicated, the total amount of credit outstanding provided by JBIC on a non-consolidated basis, by type and geographical distribution in accordance with JBIC’s system of classification:

Credit Outstanding by Type and Geographical Distribution of the JBIC Operations (Non-consolidated)

	JBIC Operations		JBIC Operations
	As of March 31,		As of March 31,
	2025		2026
	(In millions of yen except for the percentage)		(In millions of yen except for the percentage)
EXPORT LOANS
Asia	¥576,538	3.6%	¥502,146	3.1%
The Pacific	866	0.0%	1,740	0.0%
Europe	80,877	0.5%	64,833	0.4%
The Middle East	109,417	0.6%	63,435	0.3%
Africa	66,488	0.4%	58,504	0.3%
North America	—	—	—	—
Latin America	48,822	0.3%	51,248	0.3%
International Organizations, etc.	—	—	—	—

Total	¥883,010	5.5%	¥741,909	4.6%

IMPORT LOANS
Asia	¥—	—	¥62,353	0.3%
The Pacific	14,558	0.0%	11,293	0.0%
Europe	—	—	—	—
The Middle East	192,714	1.2%	103,032	0.6%
Africa	—	—	—	—
North America	—	—	—	—
Latin America	125,747	0.8%	208,803	1.3%
International Organizations, etc.	80,000	0.5%	80,000	0.5%

Total	¥413,020	2.6%	¥465,482	2.8%

OVERSEAS INVESTMENT LOANS
Asia	¥2,708,252	17.1%	¥2,867,847	17.7%
The Pacific	1,192,254	7.5%	1,108,095	6.8%
Europe	2,973,073	18.8%	3,031,906	18.8%
The Middle East	1,484,541	9.4%	1,367,862	8.4%
Africa	266,244	1.6%	266,036	1.6%
North America	3,051,388	19.3%	3,359,589	20.8%
Latin America	1,920,997	12.1%	1,935,766	12.0%
International Organizations, etc.	2,275	0.0%	88	0.0%

Total	¥13,599,027	86.1%	¥13,937,191	86.4%

UNTIED LOANS
Asia	¥314,176	1.9%	¥299,165	1.8%
The Pacific	—	—	—	—
Europe	26,626	0.1%	51,421	0.3%
The Middle East	173,527	1.1%	195,467	1.2%
Africa	1,166	0.0%	2,294	0.0%
North America	—	—	—	—
Latin America	55,251	0.3%	95,178	0.5%
International Organizations, etc.	14,642	0.0%	15,301	0.0%

Total	¥585,390	3.7%	¥658,828	4.0%

GOVERNMENTAL LOANS
Asia	¥10,757	0.0%	¥9,918	0.0%
The Pacific	—	—	—	—
Europe	1,769	0.0%	1,726	0.0%

	JBIC Operations		JBIC Operations
	As of March 31,		As of March 31,
	2025		2026
	(In millions of yen except for the percentage)		(In millions of yen except for the percentage)
The Middle East	3,350	0.0%	2,233	0.0%
Africa	—	—	—	—
North America	—	—	—	—
Latin America	—	—	—	—
International Organizations, etc.	—	—	—	—

Total	¥15,878	0.1%	¥13,878	0.0%

EQUITY INVESTMENTS
Asia	¥39,449	0.2%	¥26,608	0.1%
The Pacific	37,634	0.2%	31,512	0.2%
Europe	27,476	0.1%	26,289	0.1%
The Middle East	—	—	—	—
Africa	—	—	239	0.0%
North America	48,229	0.3%	57,186	0.3%
Latin America	3,041	0.0%	3,477	0.0%
International Organizations, etc.	139,999	0.8%	158,896	0.9%

Total	¥295,830	1.8%	¥304,209	1.8%

Total credit outstanding	¥15,792,157	100.0%	¥16,121,499	100.0%

The following table sets forth, for the periods indicated, the total credit commitments made by JBIC on a non-consolidated basis, by type and geographical distribution in accordance with JBIC’s system of classification.

Credit Commitments by Type and Geographical Distribution of the JBIC Operations (Non-consolidated)

	JBIC Operations		JBIC Operations
	As of March 31,		As of March 31,
	2025		2026
	(In millions of yen except for the percentage)		(In millions of yen except for the percentage)
EXPORT LOANS
Asia	¥—	—	¥—	—
The Pacific	2,501	0.1%	—	—
Europe	2,516	0.1%	—	—
The Middle East	—	—	—	—
Africa	1,233	0.0%	—	—
North America	—	—	—	—
Latin America	4,581	0.3%	—	—
International Organizations, etc.	—	—	—	—

Total	¥10,832	0.7%	¥—	—

IMPORT LOANS
Asia	¥—	—	¥—	—
The Pacific	—	—	—	—
Europe	—	—	—	—
The Middle East	—	—	264,888	10.4%
Africa	—	—	—	—
North America	—	—	—	—
Latin America	70,007	5.0%	—	—
International Organizations, etc.	—	—	—	—

Total	¥70,007	5.0%	¥264,888	10.4%

	JBIC Operations		JBIC Operations
	As of March 31,		As of March 31,
	2025		2026
	(In millions of yen except for the percentage)		(In millions of yen except for the percentage)
OVERSEAS INVESTMENT LOANS
Asia	¥157,653	11.3%	¥227,683	9.0%
The Pacific	343,435	24.8%	61,846	2.4%
Europe	211,125	15.2%	196,346	7.7%
The Middle East	46,586	3.3%	244,427	9.6%
Africa	7,861	0.5%	2,078	0.0%
North America	249,261	18.0%	1,308,788	51.8%
Latin America	94,280	6.8%	43,353	1.7%
International Organizations, etc.	—	—	—	—

Total	¥1,110,203	80.2%	¥2,084,524	82.5%

UNTIED LOANS
Asia	¥13,500	0.9%	¥68,117	2.7%
The Pacific	—	—	—	—
Europe	57,327	4.1%	7,000	0.2%
The Middle East	82,405	5.9%	—	—
Africa	—	—	—	—
North America	—	—	—	—
Latin America	14,271	1.0%	78,493	3.1%
International Organizations, etc.	21,729	1.5%	—	—

Total	¥189,232	13.6%	¥153,611	6.0%

GOVERNMENTAL LOANS
Asia	¥—	—	¥—	—
The Pacific	—	—	—	—
Europe	—	—	—	—
The Middle East	—	—	—	—
Africa	—	—	—	—
North America	—	—	—	—
Latin America	—	—	—	—
International Organizations, etc.	—	—	—	—

Total	¥—	—	¥—	—

EQUITY INVESTMENTS
Asia	¥1,411	0.1%	¥320	0.0%
The Pacific	—	—	—	—
Europe	—	—	—	—
The Middle East	—	—	—	—
Africa	—	—	213	0.0%
North America	—	—	4,955	0.2%
Latin America	—	—	—	—
International Organizations, etc.	2,105	0.1%	17,942	0.7%

Total	¥3,516	0.2%	¥23,431	0.9%

Total credit outstanding	¥1,383,792	100.0%	¥2,526,455	100.0%

Loan and Guarantee Terms of the JBIC Operations

The JBIC Act provides that JBIC’s interest rates and guarantee charges shall be determined in light of the interest rates and commissions charged for guarantees by private banks on a basis such that the revenues of the JBIC Operations will cover its expenditures and losses. In addition, JBIC may not compete with private financial institutions in extending loans and guarantees, and may extend loans and guarantees only if financing by private financial institutions on ordinary terms is deemed difficult. JBIC carefully investigates the financial position of each prospective borrower and the technical and financial aspects of the project to be financed, and with respect to the Ordinary Operations, a loan or guarantee is extended only if there is reasonable assurance of repayment.

JBIC itself determines the interest rates, maturities, loan participation percentages, security and other terms on which it lends its funds or extends its guarantees. The interest rate to be applied to each loan is set by the board of directors of JBIC, taking into consideration JBIC’s funding cost and the rate for borrowers of the highest credit standing from private banks extending long-term loans.

Most of the JBIC Operations involve the financing of projects in cooperation with private financial institutions. Loans extended to domestic borrowers are usually secured by a bank guarantee, a mortgage or other collateral, or supported by a covenant requiring the borrower to provide security to JBIC at its request. Overseas direct loans, which are usually extended to banks, governmental institutions in foreign countries or private companies with Japanese capital, are generally secured by guarantees issued by the foreign government or the foreign governmental financial institution, by securities issued by Japanese domestic companies, or by cash flow and other assets of the borrower taken as security by JBIC.

In addition to the loan terms provided in the JBIC Act, JBIC’s terms and conditions for export loans are determined in accordance with the OECD’s Arrangement on Officially Supported Export Credits, commonly referred to as the “Arrangement.” The Arrangement, which was established to encourage competition among exporters based on quality and prices of goods and services exported rather than on the most favorable officially supported export credits, stipulates limitations on financing terms and conditions including minimum interest rates, maximum credit terms and minimum down payments for officially supported medium- and long-term export credits.

The following table sets forth information concerning the balances of the JBIC Group’s outstanding loans as of March 31, 2025 and 2026.

Loan Balances of the JBIC Operations by Remainder of Term(a)

	As of March 31, 2025		As of March 31, 2026
	(In billions of yen except for the percentage)		(In billions of yen except for the percentage)
One year or less	¥2,420	16.0%	¥2,158	14.1%
More than 1 to 2 years	2,054	13.6%	1,840	12.0%
More than 2 years to 3 years	1,664	11.0%	1,759	11.5%
More than 3 years to 4 years	1,579	10.4%	2,057	13.4%
More than 4 years to 5 years	1,848	12.2%	1,486	9.7%
More than 5 years to 6 years	1,225	8.1%	1,211	7.9%
More than 6 years to 7 years	923	6.1%	1,258	8.2%
More than 7 years to 8 years	849	5.6%	748	4.8%
More than 8 years to 9 years	519	3.4%	617	4.0%
More than 9 years to 10 years	405	2.6%	544	3.5%
More than 10 years	1,590	10.5%	1,619	10.5%

Total	¥15,080	100.0%	¥15,303	100.0%

(a)

The amounts do not include principal that is overdue and unpaid, and principal that may possibly be waived according to the “Changes in Debt Relief Method” announced by Government of Japan in December 2003.

Allowance for Loan Losses of the JBIC Operations

The JBIC Group provides an allowance for possible loan losses, pursuant to the relevant cabinet order and related regulations. Allowance for loan losses as of March 31, 2026 amounted to ¥480,477 million.

In cases where borrowers indicate that they may be unable to meet payments on their loans, the JBIC Group may revise the terms of repayment. In the case of direct loans to foreign governments, the international system provides several mechanisms and institutions through which countries facing repayment difficulties can effect remedial measures in agreement with their creditors (Paris Club rescheduling). Therefore, rescheduled principal and interest payments may have to be accepted in order to facilitate the collectability of some loans or portions of loans. Should a default occur in the payment of principal or interest (whether by reason of a failure to agree on modified loan terms or otherwise), the JBIC Group considers the related loan to be in arrears immediately to the extent of the defaulted amount.

The JBIC Group’s allowance for possible loan losses has a significant effect on the JBIC Group’s business results. The JBIC Group believes that the estimates and the assumptions used for estimating liabilities are reasonable and the allowance for possible loan losses is appropriately calculated. However, the estimation of liabilities involves uncertainties that are uncontrollable by management, and the JBIC Group’s estimation of liabilities may change due to unexpected changes in the underlying assumptions.

Sources of Funds of the JBIC Operations

The following table sets forth information concerning the sources of funds for the JBIC Operations during the fiscal year ended March 31, 2026.

Sources of Funds of the JBIC Operations

Year ended March 31,
2026
(In billions of yen)
Borrowings from the Government Fund for Fiscal Investment and Loan Program(a)	¥469
Borrowings from the Foreign Exchange Fund Special Account(b)	760
Borrowings in Foreign Currency from Financial Institutions(a)	—
Bonds and Notes with Government Guarantee(b)	378
Bonds and Notes without Government Guarantee	—

(a)	Long-term borrowings.
(b)

The amount of borrowings from the Foreign Exchange Fund Special Account is calculated based on the exchange rate at the end of the month immediately preceding the date on which the borrowings were incurred. The amount of Bonds and Notes with the Government Guarantee is calculated based on the exchange rate at the end of the month immediately preceding the date of issuance of the bonds and notes.

JBIC raises funds for its JBIC Operations through borrowings from the Government of Japan and issuances of Japanese Government-guaranteed bonds and notes in international markets. In the fiscal year ended March 31, 2025, JBIC issued bonds with a guarantee from the Government of Japan in the aggregate amount of $2.5 billion, €500 million and £350 million, and issued a bond without a guarantee from the Government of Japan in the amount of ¥10 billion. In the fiscal year ended March 31, 2026, JBIC issued bonds with a guarantee from the Government of Japan in the aggregate amount of $2.5 billion.

See “—Recent Developments” for information regarding $1.0 billion of 3.875% government guaranteed bonds due July 3, 2028 issued by JBIC on July 3, 2025, $500 million of 3.875% government guaranteed bonds due January 23, 2031 and $1.0 billion of 4.375% government guaranteed bonds due January 23, 2036 issued by JBIC on January 23, 2026, €2.5 billion of 3.125% government guaranteed bonds due April 22, 2031 issued by JBIC on April 22, 2026, and $1.5 billion of 4.625% government guaranteed bonds due July 2, 2036 issued by JBIC on July 2, 2026.

Capitalization

The Capitalization of the JBIC Group as of March 31, 2026 was as follows:

As of March 31, 2026
(In millions of yen)
Total assets	¥20,445,967
Total net assets	3,699,255
Capital stock	2,702,800
Retained earnings	1,258,381
Total net assets/Total assets	18.09%

The capital adequacy ratios for JBIC at the end of the fiscal year ended March 31, 2026, which are calculated in accordance with the Basel III framework and relevant international standards, are set forth in the table below.

As of March 31, 2026
(In billions of yen except for the percentage)
Total risk-weighted capital ratio	22.36%
Tier 1 risk-weighted capital ratio	21.59%
Common Equity Tier 1 risk-weighted capital ratio	21.59%
Total capital (Common Equity Tier 1 capital + Additional Tier 1 capital + Tier 2 capital)	¥4,069
Tier 1 capital (Common Equity Tier 1 capital + Additional Tier 1 capital)	3,928
Common Equity Tier 1 capital	3,928
Risk-weighted assets	18,197
The amount of minimum capital requirements	1,455

Non-performing Loans

JBIC assessed its loans and other credits in accordance with disclosure requirements that are based, in all material respects, on two sets of disclosure regulations that are followed by commercial financial institutions in Japan, although JBIC is not required to follow either set of regulations. The first set of disclosure regulations includes those set forth under the Banking Act of 1981, as amended (the “Banking Act”). The second set of disclosure regulations includes those set forth in the Act on Emergency Measures for the Revitalization of the Functions of the Financial System of 1998, as amended (the “Financial Revitalization Act”).

The table below sets forth the results of the JBIC Group’s assessment of the JBIC Group’s loans as of March 31, 2026, classified in all material respects according to the Banking Act and the Financial Revitalization Act(a):

As of March 31, 2026
(In millions of yen)
Bankrupt and quasi-bankrupt assets(b)	¥355
Doubtful assets(c)	353,259
Substandard loans	181,916
Loans with interest or principal repayments three months or more in arrears(d)	148,555
Restructured loans(e)	33,361

Total	¥535,532

(a)	All of the loans shown in the table relate to the Ordinary Operations. Special Operations did not have any applicable loans as of March 31, 2026.
(b)

Bankrupt and quasi-bankrupt assets are loans to and other credits to borrowers which have begun proceedings under the Bankruptcy Act, the Corporate Reorganization Act, the Financial Revitalization Act or other similar laws of Japan and have financially failed, as well as similar loans as so designated.

(c)

Doubtful Assets are loans and other credits to borrowers who have not financially failed but whose financial and operational conditions have deteriorated and who have a possibility that payment of principal and/or interest will not be made on a contractual basis, and which do not fall under the category of Bankrupt and Quasi-bankrupt Assets.

(d)

Loans with interest or principal repayments three months or more in arrears are loans whose principal or interest payment is three months or more in arrears, and which do not fall under the category of Bankrupt and quasi-bankrupt assets or Doubtful assets.

(e)

Restructured loans are loans whose repayment terms and conditions have been amended in favor of the borrowers (e.g. reduction of or exemption from the stated interest rate, the deferral of interest payments, the extension of principal repayments or renunciation of claims) in order to support the borrowers’ recovery from financial difficulties, and which do not fall under the category of Bankrupt and quasi-bankrupt assets, Doubtful assets, or Loans with interest or principal repayments three months or more in arrears.

In the event that a debtor country is temporarily unable to repay its external public debt (debts to creditors that are public institutions such as central governments, trade insurance agencies and export credit agencies) due to a decline in its balance of payments, meetings of creditor countries (the “Paris Club”) may be held to discuss debt relief measures. When creditor countries agree on debt relief measures, debt rescheduling agreements between the creditors and a debtor are agreed, and repayments are made according to the agreements. During this temporary liquidity assistance effort, the debtor country implements an economic reform program pursuant to an agreement with the IMF and continues repayments of its debts. The principal amount of loans as of March 31, 2026, of which JBIC agreed to provide debt relief pursuant to the Paris Club agreements was ¥28,022 million.

JBIC classifies its loans rescheduled under the Paris Club made to borrowers classified under the self-assessment as “Watchlisted”, but not “Loans with interest or principal repayments three months or more in arrears”, as “Restructured loans.” The amount of such loans as of March 31, 2026, included in “Restructured loans” in the above table, is ¥23,428 million.

Risk Management

As a policy-lending institution, JBIC separately manages the major risks of Ordinary Operations and Special Operations in the following manner.

Credit Risk

Managing credit risk

The basis of credit risk management is centered on individual credit management based on the creditworthiness of the borrower during the credit approval process.

When a new credit application is processed, the relevant finance departments (sales promotion departments) and credit departments collect and analyze information on the borrower. The overseas representative offices also play a part in collecting information on foreign governments and companies. Credit appraisal takes place based on the information that has been gathered and analyzed, with the different departments ensuring appropriate check throughout the process, leading to the final decision by the management.

For lending to foreign governments and corporations, JBIC makes use of its position as a public institution and exchanges views and information with governments and other authorities in recipient countries, international institutions such as the IMF and the World Bank, other regional development banks and official export credit agencies as well as private financial institutions in the industrial countries. Using all these channels, JBIC evaluates sovereign or country risk (risk in addition to corporate risk associated with the country in which the corporation is located) based on a broad range of information on government and government agency borrowers as well as political and economic conditions in their countries.

For credit to domestic and foreign corporations, there is a need to evaluate their creditworthiness and the appropriateness of the collateral they provide. In particular, for credit related to projects overseas, credit evaluation involves checking the certainty of transactions to be financed, feasibility studies of projects and the industry in which the borrower operates.

Credit risk rating

JBIC has institutionalized its credit risk rating system that covers substantially all of its borrowers. JBIC uses its credit risk ratings for loan appraisals and to quantify its credit risks. Further, the credit risk rating system has been revised where necessary.

Asset self-assessment

As part of its credit risk management, JBIC undertakes self-assessments, similar to Japanese private financial institutions. In this process, JBIC, following the examples of private financial institutions, conducts first stage assessments by the relevant finance departments, second stage assessments by the credit and country economic analysis departments, and inspections by an independent auditing department. The results of asset self-assessment are used for the disclosure of the quality of assets to enhance the transparency of JBIC’s financial position.

Quantifying credit risks

Besides the individual credit management outlined above, credit risks are quantified to assess the overall risk of the portfolio in these operations. To quantify credit risks, it is important to take into account the characteristic of the loan portfolio, that there are a significant proportion of long-term loans and loans involving sovereign risk or country risk. Also to be taken into account is the mechanism of securing assets, such as the framework of international financial assistance to debtor countries through the Paris Club, which is unique to official creditors. This account uses a unique model to quantify the credit risk taking account of the above explained elements and measures amount of credit risk, which are utilized for credit risk management.

Risks relating to international conflicts and geopolitical disruptions

JBIC has historically provided loan and investment guarantees to entities in Russia in order to support Japanese companies’ overseas business development and securing of resources. In light of the ongoing Russian invasion of Ukraine, our business activities with Russian counterparties or involving certain project financing in Russia could subject us to various risks and uncertainties.

In response to the ongoing Russian invasion of Ukraine, since February 2022, governments, including the Government of Japan, have taken various measures, such as economic sanctions against Russia, resulting in changes in the market environment.

In addition, the geopolitical environment in the Middle East has increased uncertainty in the region, including with respect to navigation through the Strait of Hormuz. As a result, global supply chains for crude oil, petroleum products and other energy-related commodities have become unstable.

Due to the broad economic sanctions imposed on Russian entities and persons by the United States, EU, UK, Japan, and other countries worldwide, including, but not limited to, sanctions or other restrictions imposed on certain Russian financial institutions and the removal of certain Russian financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) system, as well as the geopolitical environment in the Middle East, JBIC may experience increased credit risk and defaults on our loans to counterparties in Russia and counterparties affected by such geopolitical environment in the Middle East.

JBIC currently engages in business involving certain counterparties that are subject to such sanctions, including, but not limited to, Russian financial institutions such as Sberbank of Russia and Vnesheconombank. Although JBIC has established policies to ensure that JBIC conducts our activities in Russia in compliance with applicable laws and regulations, including applicable sanctions, any actual or perceived failure to comply with applicable laws and regulations could result in regulatory actions against us, damage to our reputation, or other negative consequences. In addition, our participation in transactions with sanctioned entities may lead some potential counterparties and investors to avoid doing business with us or investing in our securities. JBIC may be required to, or otherwise decide to, terminate our relationships with, or activities involving, Russian counterparties or other entities, which may result in termination fees or other related costs. As a result of the foregoing, our results of operations and financial condition may be negatively impacted.

Given this background, JBIC is closely monitoring the trends in sanctions imposed by governments and other entities with respect to Russia, as well as the geopolitical environment in the Middle East, including by reflecting the impact of the situation in Ukraine and the Middle East on JBIC’s loan loss reserves, by examining the impact of sanctions measures and the geopolitical environment in the Middle East on the business and performance of borrowers in determining borrower classification, and assessing the impact on credit risk on a case-by-case basis. While some factors are uncertain at this time, there is a risk that, in connection with Russia-related borrowers and borrowers affected by the geopolitical environment in the Middle East, our non-performing loans and credit-related costs may increase. In addition, if market disruptions or unforeseen circumstances arise due to future developments related to the ongoing Russian invasion of Ukraine or geopolitical instability in the Middle East, JBIC may suffer losses caused by market risks or other factors, and JBIC’s financing costs may increase.

Market Risks

Exchange rate risk

Foreign currency-denominated loans conducted in these operations involve risks related to exchange rate fluctuations. JBIC has a consistent policy of managing this risk by fully hedging this risk exposure through the use of currency swaps.

Interest rate risk

Interest rate risk arises from exposure to market interest rate fluctuations for yen-denominated loan and foreign currency-denominated loan operations and the policy for managing interest rate risk is described below.

(1) Yen-denominated loan operations

Funding for yen-denominated loans is mainly managed at fixed-rate interest. Interest rate risk for yen-denominated loans, however, is limited since derivative transactions such as interest rate swaps are used to hedge interest rate risk for portions of loans that are thought to have high exposures to interest rate fluctuation.

(2) Foreign currency-denominated loan operations

Interest rate risks associated with foreign currency-denominated loan operations and relevant funding are generally hedged by managing the funds with floating interest rates with the use of interest rate swap transactions.

Derivatives transactions

Policy for derivatives transactions

JBIC engages in derivative transactions solely for the purpose of hedging foreign exchange risks and interest rate risks associated with its lending and funding operations.

Transactions

Derivatives transactions of JBIC include interest rate and currency swaps and forward exchange contracts. The table below gives details of these transactions as of March 31, 2026.

Credit Risk Amounts of Derivatives, etc. for JBIC

	As of March 31, 2026
	Notional Amount(a)	Credit Risk
	(In billions of yen)
Interest Rate Swaps and Currency Swaps(b)	¥11,265	¥136
Forward Exchange Contracts	1	0
Credit Risk Reductions through Netting	—	—

Total	¥11,267	¥136

(a)	The amounts indicated are maximum notional amounts to which JBIC may be exposed during the period since March 31, 2026, through the maturity date of the relevant derivative contract.
(b)	As of March 31, 2026, the notional amount of interest rate swaps was ¥5,491 billion and the notional amount of currency swaps was ¥5,774 billion.

Risks involved in derivatives transactions and policies for addressing risks

Counterparty Credit risk. Credit risk refers to potential losses from the failure of a counterparty to perform its obligations in accordance with the terms and conditions of the contract governing transactions due to bankruptcy or deteriorating business performance.

JBIC constantly monitors the market value of derivatives transactions as to each counterparty and the amount of its credit exposure to and creditworthiness of each counterparty in order to ascertain the appropriateness of entering into or maintaining a transaction with each counterparty.

Market risk. Market risk refers to the risk of potential losses due to changes in the value or market price of financial instruments, such as derivatives, that are caused by fluctuations in exchange rates and interest rates. As JBIC engages in derivatives transactions solely for the purpose of hedging market risks of other transactions, such as raising capital or loan transactions, the market risks related to such derivatives transactions are generally offset by the market risks involved in the transactions that are being hedged.

Liquidity risk. Liquidity risk refers to the risk of cash flow tightening due to worsening fund-raising capability that arises from deterioration of creditworthiness or mismatches in the maturity of assets and liabilities. JBIC minimizes liquidity risk through effective cash flow management and diversification of its funding sources. In addition, multiple financial institutions have established short-term credit lines with JBIC. JBIC borrows under the Fiscal Investment and Loan Program and issues government-guaranteed bonds in the international capital markets for the JBIC Operations. JBIC may also issue bonds without a government guarantee in the domestic capital markets.

Operational risk. Operational risk refers to the potential loss from negligence or from accidents or misdeeds on the part of JBIC’s management and staff or from external events. JBIC minimizes this risk by ensuring accurate operations through checks on the administrative process, creating operational manuals, improving training programs, and streamlining and computerizing procedures.

Computer system risk. Computer system risk refers to the potential loss from a breakdown or malfunction in computer systems as well as from their misuse. With greater reliance on information systems, there is an increasing need to make the operations of JBIC smoother and more effective by exchanging information with Japanese firms as well as foreign governments through information networks. It is thus important to give greater weight to information management and staff with respect to internal information management and by putting in place measures to block illegal access to JBIC’s information systems from external sources by way of information networks. As part of an effort to ensure information security, JBIC drew up the Information Security Policy and created the Information Security Committee, consisting of the Managing Executive Officer in charge and heads of the relevant departments.

Information security risk. Information security risk refers to the potential loss caused by threats to confidentiality of information assets. JBIC manages information security risk by establishing information security rules including information management and by thoroughly training officers and employees. However, JBIC still faces the risk of becoming liable for damages for, or incurring expenses in order to respond to, issues such as information leaks and system stoppages caused by cyberattacks, other unauthorized access or infection by computer viruses.

Disaster and crisis risks. Disaster and crisis risks refer to the potential loss caused by disasters or other crises. In order to manage disaster and crisis risks, JBIC has established internal rules regarding crisis management. In the event a crisis occurs and normal operations are disrupted or disruptions to normal operations are anticipated, JBIC will establish a Countermeasure Office in accordance with the internal rules regarding crisis management and will work towards prompt and efficient recovery of operations. JBIC has also established a Business Continuity Plan for the purpose of carrying out continuous operations in the event a major earthquake occurs in the Tokyo metropolitan area.

MANAGEMENT

JBIC’s board of directors has the ultimate responsibility for the administration of its affairs. JBIC’s articles of incorporation provide for a board of directors of not more than eleven directors and three corporate auditors. All directors and corporate auditors are elected by the Japanese government as JBIC’s sole shareholder at the shareholder’s general meetings, but the election of each director and corporate auditor is subject to approval of the Minister of Finance in accordance with the JBIC Act. The normal term of office for directors is two years, and the normal term of office for corporate auditors is four years, but directors and corporate auditors may serve any number of consecutive terms. The board of directors may elect from among its members a Governor, Deputy Governor, an Executive Managing Director, several Senior Managing Directors and several Managing Directors. The Governor acts as the chairperson at the shareholder’s general meeting. The board of directors may also elect one or more representative directors from among its members, but such election is subject to the approval of the Minister of Finance. Each of the Governor, Deputy Governor, Executive Managing Director and Senior Managing Directors shall represent JBIC in the conduct of its affairs, and in addition, several directors may be appointed to have the authority to represent JBIC in the conduct of its affairs.

The corporate auditors form the board of corporate auditors. The board of corporate auditors has a statutory duty to prepare and submit an audit report to the board of directors each year based on the audit reports issued by the individual corporate auditors in that year. A corporate auditor may note his or her opinion in the audit report issued by the board of corporate auditors if his or her opinion expressed in the individual audit report is different from the opinion expressed in the audit report issued by the board of corporate auditors. The board of corporate auditors is empowered to establish audit principles, the method of examination by the corporate auditors of JBIC’s affairs and financial position and any other matters relating to the performance of the corporate auditors’ duties.

JBIC is required to appoint, and has appointed, independent auditors, who have the statutory duties of examining the financial statements, prepared in accordance with Japanese GAAP, to be submitted to the shareholders by a representative director, and preparing their audit report thereon. JBIC has selected its independent auditors to audit the financial statements for the fiscal years ended March 31, 2025 and 2026.

JBIC’s current directors and corporate auditors as of June 19, 2026, are as follows:

Name	Title
AMAKAWA Kazuhiko	Governor
OYA Toshio	Deputy Governor
HASHIYAMA Shigeto	Deputy Governor
UCHIDA Makoto	Executive Managing Director
KAWANISHI Osamu	Senior Managing Director
KIKUCHI Yo	Senior Managing Director
SEKINE Hiroki	Senior Managing Director
NAKASHIMA Hiroyuki	Senior Managing Director
MAEDA Tadashi	Managing Director, Chairman of the Board of Directors
KAWAMURA Yoshinori	Managing Director (Outside Director)
SASAKI Mami	Managing Director (Outside Director)
YANO Hiroko	Full-Time Audit and Supervisory Board Member
TSUCHIYA Mitsuaki	Outside Audit and Supervisory Board Member
MOTOMURA Aya	Outside Audit and Supervisory Board Member

DEBT RECORD

There has been no default in the payment of interest or principal on any obligation of the JBIC Group, including those obligations incurred by its predecessors to which JBIC succeeded.

FINANCIAL STATEMENTS

Audited consolidated financial statements for the fiscal year ended March 31, 2026 and 2025 of the JBIC Group prepared in accordance with Japanese GAAP are included as Exhibit 2 to this Annual Report on Form 18-K filed with the Commission. Such financial statements have been audited by Ernst & Young ShinNihon LLC, independent auditors, as stated in their report accompanying such financial statements.

JBIC started preparing financial statements in accordance with IFRS Accounting Standards as issued by the IASB from the fiscal year ended March 31, 2015 for reference purposes in order to improve comparability with international issuers. The JBIC Group’s consolidated financial statements as of and for the fiscal years ended March 31, 2026 and 2025 prepared in accordance with IFRS Accounting Standards are included as Exhibit 7 to this Annual report on Form 18-K. Such financial statements have been audited by Ernst & Young ShinNihon LLC, independent auditors, as stated in their report accompanying such financial statements.

In preparing financial statements in accordance with IFRS Accounting Standards as issued by the IASB, JBIC made adjustments to the financial statements prepared in accordance with Japanese GAAP which were prepared based on the JBIC Act and related regulations. Details of reconciliations between the two sets of financial statements are included as Exhibit 9 to this Annual Report on Form 18-K.